Exhibit 99

VIACOM REPORTS FIRST QUARTER 2006 RESULTS

•                  Revenues Up 12% To $2.37 Billion

•                  Operating Income Up 3% to $623.5 Million versus Pro Forma 2005

•                  Diluted Earnings Per Share From Continuing Operations of $0.43

•                  DreamWorks LLC Acquisition and DreamWorks Animation Distribution Agreement Completed

New York, New York, May 11, 2006 — Viacom Inc. (NYSE: VIA and VIA.B) today reported results for the first quarter ended March 31, 2006. For the quarter, revenues and operating income increased to $2.37 billion and $623.5 million, respectively. Diluted earnings per share from continuing operations was $0.43.

Sumner M. Redstone, Executive Chairman of Viacom said, “The exceptional businesses and strong brands of Viacom are very well-positioned as we move into an increasingly multiplatform environment. Looking ahead, we believe we can create long-term value for our shareholders and outperform the industry as we deliver our content in more ways than ever before to even larger audiences.”

Tom Freston, President and Chief Executive Officer of Viacom said, “There’s great excitement and momentum at Viacom. First off, we completed our first quarter as a new, focused and more nimble company. We closed the acquisition of DreamWorks and sold the library, continued to make strong progress in the execution of our digital strategy and hit many all-time viewership highs at MTV Networks and BET Networks. We did face some challenges in the overseas ad market, but we have already taken steps that we believe will put that business back on track to deliver on its growth potential.”

“Overall we’re pleased with the way our company performed, and are continually working to ensure that investors fully realize the success of our strong brands, film, cable and digital content and multiplatform opportunities. I’m very comfortable with our progress and our outlook, and am confident that we’ll meet our 2006 goals.”

Revenues

Revenues increased $260.6 million or 12% to $2.37 billion in the quarter, of which 8% of the increase was attributable to the acquisition of DreamWorks LLC (“DreamWorks”) consummated on January 31, 2006. The growth in revenues reflects a 7% increase in the Cable Networks segment, and a 25% increase in the Entertainment segment, including DreamWorks. Advertising revenues, which accounted for 36% of total revenues in the quarter, increased 3% versus first quarter last year, while affiliate fees, representing 21% of total revenues, increased 9% and feature film exploitation accounted for 34% of total revenues, an increase of 26%. Ancillary revenues, which accounted for 9% of total revenues for the quarter ended March 31, 2006, increased 14% versus 2005 first quarter results.

Operating Income

Operating income increased 3% to $623.5 million in the first quarter of 2006 from pro forma operating income of $602.7 million in the first quarter of 2005. The table on page 14 of this release reconciles 2005 pro forma results to historical results. The Cable Networks segment’s operating income was up 8% to $621.1 million in the quarter from first quarter 2005 operating income of $577.5 million. Operating income in the Entertainment segment was down $19.6 million or 28% from pro forma first quarter 2005 operating income of $70.7 million.

Net Earnings

Net earnings from continuing operations decreased to $317.2 million from a 2005 pro forma amount of $325.6 million. Although revenue and operating income were higher, the reduction in net earnings from continuing operations was substantially due to higher interest expense of $56.8 million ($34.0 million net of tax) compared to pro forma interest expense for the first quarter 2005, an increase attributable to higher average debt outstanding and higher interest rates in 2006. Net earnings from continuing operations for the first quarter of 2006 was $0.43 per fully diluted share, flat compared to pro forma 2005 earnings per fully diluted share of $0.43. For the three months ended March 31, 2006, 23.8 million shares had been repurchased under the Company’s stock repurchase program for an aggregate purchase price of $982.4 million.

Free Cash Flow

In the first quarter of 2006, consolidated free cash flow was approximately $368.5 million compared to first quarter 2005 free cash flow of $315.9 million an increase of 17%. The increase was driven primarily by working capital changes and lower cash taxes, partially offset by higher cash interest payments. Free cash flow reflects net cash flow from operating activities less capital expenditures and operating cash flow of discontinued operations. Supplemental disclosure regarding this non-GAAP financial information is provided on page 15.

Debt

At March 31, 2006 outstanding debt, including bank borrowings under existing credit facilities and capital lease obligations, was $7.8 billion. The increase since year-end was driven by the acquisition of DreamWorks and use of facilities for the Company’s stock repurchase program.

Business Outlook

The Company reaffirms its full year guidance to deliver double digit revenue and operating income growth. The Company also expects to achieve diluted earnings per share from continuing operations in the range of $1.95 to $2.00.

Consolidated and Segment Results

The Company’s reportable segments are: (i) Cable Networks, and (ii) Entertainment.

The following tables set forth the revenue sources of the Company and the percentage that each component and geographic area contributed to revenues for the three months ended March 31, 2006 and 2005.

Revenues by	Three Months Ended March 31,		2006 vs.	Percentage of Total Revenues
Components	2006	2005	2005	2006	2005
Advertising sales	$863.1	$835.9	3%	36%	40%
Affiliate fees	488.9	448.5	9	21	21
Feature film	797.9	632.3	26	34	30
Ancillary	217.6	190.2	14	9	9
Total	$2,367.5	$2,106.9	12%	100%	100%

Advertising sales and affiliate fees are primarily generated from the Company’s Cable Networks segment. Feature film reflects revenues from the Entertainment segment. The Entertainment segment results for the three months ended March 31, 2006 include $174.1 million of DreamWorks revenues earned since the closing of the acquisition on January 31. Ancillary revenues primarily include revenues from cable home video sales and license fees related to the sale of consumer products.

Revenues by	Three Months Ended March 31,		2006 vs.	Percentage of Total Revenues
Geographic Areas	2006	2005	2005	2006	2005
Domestic	$1,960.4	$1,690.2	16%	83%	80%
International	436.3	441.8	(1)	18	21
Eliminations	(29.2)	(25.1)	16	(1)	(1)
Total	$2,367.5	$2,106.9	12%	100%	100%

Domestic revenue growth was driven by a 38% increase within the Entertainment segment primarily due to DreamWorks and an 8% increase in the Cable Networks segment. International revenue performance was impacted by a 4% decrease in the Cable Networks segment principally due to a drop in advertising spending in Germany, partially offset by higher affiliate fees and license fees related to consumer products.

The tables below present Viacom’s revenues, operating income and depreciation and amortization expense for the three months ended March 31, 2006, as compared to pro forma 2005:

	Three Months Ended March 31,		2006 vs.
Revenues	2006	2005	2005
Cable Networks	$1,571.8	$1,473.8	7%
Entertainment	824.9	658.2	25
Eliminations	(29.2)	(25.1)	16
Total Revenues	$2,367.5	$2,106.9	12%

	Three Months Ended March 31,
Operating Income	2006	Pro Forma 2005	2006 vs. 2005
Cable Networks	$621.1	$577.5	8%
Entertainment	51.1	70.7	(28)
Corporate expenses	(48.2)	(42.3)	(14)
Eliminations	(0.5)	(3.2)	N/M
Total Operating Income	$623.5	$602.7	3%

N/M= not meaningful

	Three Months Ended March 31,
Depreciation and Amortization	2006	Pro Forma 2005	2006 vs. 2005
Cable Networks	$61.2	$54.2	13%
Entertainment	17.1	10.1	69
Corporate expenses	3.2	1.9	68
Total Depreciation and Amortization	$81.5	$66.2	23%

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”) using the modified prospective application methodology as permitted under FAS 123R. Accordingly, the Company’s results for the quarter ended March 31, 2005 have not been restated. Stock based compensation expense in the first quarter 2006 was $9.4 million ($5.6 million after tax or $.01 per diluted share), as compared to stock-based compensation expense for restricted share units of $2.4 million in the first quarter 2005.

Cable Networks (MTV Networks, including MTV, VH1, Nickelodeon/Nick at Nite, TV Land, SPIKE TV, Comedy Central and CMT; BET Networks; and other program and online services)

Revenues by	Three Months Ended March 31,		2006 vs.	Percentage of Total Revenues
Components	2006	2005	2005	2006	2005
Advertising sales	$876.6	$845.3	4%	56%	57%
Affiliate fees	488.9	448.5	9	31	31
Ancillary	206.3	180.0	15	13	12
Total	$1,571.8	$1,473.8	7%	100%	100%

Revenues by	Three Months Ended March 31,		2006 vs.	Percentage of Total Revenues
Geographic Area	2006	2005	2005	2006	2005
Domestic	$1,367.7	$1,261.1	8%	87%	86%
International	204.1	212.7	(4)	13	14
Total	$1,571.8	$1,473.8	7%	100%	100%

Revenues increased 7% to $1.57 billion in the first quarter of 2006 from $1.47 billion in the first quarter of 2005. Advertising revenues grew 4% over the prior year quarter. Cable Networks domestic channels were up 6%, partially offset by a decline in international advertising revenues of 13% due principally to lower advertising spending and change in channel format in the first quarter of this year in Germany. Affiliate fees were up 9% in the first quarter of 2006 with subscriber increases and rate increases both contributing to the growth. Subscriber increases were led by distribution growth at domestic channels including Digital Suite, MTV2, Tempo and Noggin, which added an aggregate of over 40 million subscribers. In addition Logo, which launched on June 30, 2005, now has 20 million subscribers. Rate increases were strongest among MTV Networks core channels, led by Nickelodeon and MTV. Ancillary revenues were up 15% in the first quarter of 2006, driven primarily by a 36% increase in home video/DVD sales, higher syndication fees resulting from the availability of South Park as well as other licensing and merchandising revenues contributing to the improved performance versus 2005.

Cable Networks international revenues declined 4% versus 2005 due to the 13% decline in advertising revenues, partially offset by higher affiliate fees of 6% and higher licensing and consumer product revenues included within ancillary revenue.

Operating income increased 8% to $621.1 million in the first quarter of 2006 from pro forma $577.5 million in the first quarter of 2005, as higher revenues were partially offset by a 7% increase in operating expenses and a 4% increase in SG&A. The increase in operating expenses primarily reflected higher programming costs across Cable Networks domestic channels for shows including The Daily Show and The Colbert Report at Comedy Central; acquired movies and Fresh Baked Video Games at Spike; Next, Making the Band and Laguna Beach at MTV; Miss America Pageant at CMT and Lil’ Kim, Countdown to Lockdown and CollegeHill at BET. Increases for these shows were partially offset by the non-renewal of the WWE package at Spike and the ending of Osbournes and Newlyweds — Nick and Jessica on MTV. SG&A expenses increased primarily due to costs associated with acquired companies since March 31, 2005 of $4.6 million and due to the incremental compensation expense associated with the implementation of FAS 123R, partially offset by the benefit of severance actions taken at the end of 2005.

Entertainment (Paramount Pictures and Famous Music Publishing)

Revenues by	Three Months Ended March 31,		2006 vs.	Percentage of Total Revenues
Components	2006	2005	2005	2006	2005
Home entertainment	$421.8	$373.3	13%	51%	57%
Television license fees	220.4	169.6	30	27	26
Theatrical	118.9	79.4	50	14	12
Ancillary	63.8	35.9	78	8	5
Total	$824.9	$658.2	25%	100%	100%

Revenues by	Three Months Ended March 31,		2006 vs.	Percentage of Total Revenues
Geographic Area	2006	2005	2005	2006	2005
Domestic	$592.7	$429.1	38%	72%	65%
International	232.2	229.1	1	28	35
Total	$824.9	$658.2	25%	100%	100%

Revenues increased 25% to $824.9 million in the first quarter of 2006 from $658.2 million in the first quarter of 2005. The DreamWorks acquisition added $174.1 million of revenues in the first quarter of 2006.

Home entertainment revenues increased by $48.5 million, or 13% to $421.8 million, inclusive of DreamWorks library titles contribution of $74.4 million. Other home video releases for the first quarter 2006, such as Hustle & Flow, Yours, Mine & Ours, and Elizabethtown, underperformed 2005 releases including Collateral, SpongeBob SquarePants and Without A Paddle.

Television license fees increased by 30% to $220.4 million, including $55.6 million of DreamWorks related revenues which accounted for all of the increase.

Worldwide theatrical revenues in 2006 increased 50% or $39.5 million to $118.9 million. DreamWorks titles She’s the Man, Munich and Match Point added $42.6 million in the quarter,  partially offset by declines as Failure to Launch and Last Holiday, in theaters in the first quarter of 2006, underperformed 2005 titles including SpongeBob SquarePants, Lemony Snicket and Coach Carter.

Ancillary revenues increased 78% to $63.8 million driven primarily by increased revenues related to the rental of studio space.

Operating income decreased 28% to $51.1 million in first quarter of 2006 from pro forma operating income of $70.7 million in the first quarter of 2005 as higher revenues were offset by increases in operating expenses, selling, general and administrative and depreciation and amortization. Operating expenses increased by $156.1 million driven by higher amortization of film inventory costs, accrual of participation costs and higher print and advertising costs principally associated with the timing of theatrical releases, including DreamWorks titles. The $23.2 million increase in selling, general and administrative was primarily driven by higher home entertainment overhead, inclusion of DreamWorks overhead costs, and additional costs associated with the integration of DreamWorks. Depreciation and amortization costs increased by $7.0 million due to amortization of intangible assets identified as part of the acquisition of DreamWorks.

Corporate Expenses

Corporate expenses, including depreciation expense, increased 14% to $48.2 million in the first quarter of 2006 versus pro forma $42.3 million in the first quarter of 2005. The increased costs were principally due to stock option expense resulting from the adoption of FAS 123R.

Basis of Presentation

Viacom completed its separation from CBS Corporation (formerly Viacom Inc.) on December 31, 2005. Consequently, Viacom’s historical results for 2005 are presented on a “carve-out” basis consistent with the results presented in its Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 16, 2006. In order to provide readers with a more meaningful basis of comparison of 2006 results, this release includes 2005 pro forma financial information as if the separation from CBS Corporation had occurred at the beginning of 2005. The table on Page 14 of this release reconciles 2005 pro forma results to historical results. In addition, 2005 pro forma results by quarter are posted on the Company’s website, and were furnished with the Securities and Exchange Commission on Form 8-K on March 24, 2006.

Historical Results

Historical revenues increased $260.6 million or 12% to $2.37 billion in the quarter.

Operating income increased to $623.5 million in the first quarter of 2006 from $621.4 million for the prior year period. The Cable Network segment’s operating income was up 8% to $621.1 million in the quarter from first quarter 2005 operating income of $577.5 million. Operating income in the Entertainment segment decreased $23.4 million to $51.1 million for the first quarter of 2006 from first quarter 2005 operating income of $74.5 million.

Net earnings from continuing operations decreased to $317.2 million from $362.3 million. The lower net earnings from continuing operations is primarily due to an increase in interest expense of $98.9 million to $105.1 million compared to prior period interest expense of $6.2 million. The impact on diluted earnings per share of the decline in net earnings from continuing operations was mitigated in part by the stock repurchase program resulting in $0.43 per fully diluted share in the first quarter of 2006, as compared $0.48 per fully diluted share in the first quarter of 2005.

Stock Repurchase Program

The Company has in place a $3.0 billion stock repurchase program. Through May 9, 2006, the Company had acquired 29.9 million shares at a weighted average price per share of $40.82 for total purchase price of $1.2 billion.

Recent Developments

Special Dividend to CBS Corporation

In accordance with the terms of the Separation Agreement between CBS Corporation and Viacom, on December 29, 2005, the Company paid a preliminary special dividend to CBS Corporation of $5.4 billion, subject to certain adjustments. On March 14, 2006, CBS Corporation provided an initial statement that the dividend should be increased by a net amount of approximately $460 million. On April 28, 2006, the Company served CBS Corporation with a notice of disagreement. Based on an assessment of the amount and underlying components of the proposed additional dividend payment, the Company has recorded approximately $170.2 million as a current liability and adjusted equity for an equal amount at March 31, 2006, which was paid on May 5, 2006. The Separation Agreement provides an opportunity for the parties to negotiate resolution of differences after which any disputed amounts would become subject to arbitration. Any further adjustment to the special dividend will be reflected as an adjustment to equity.

Sale of DreamWorks Live-Action Film Library

In connection with the purchase of DreamWorks, the Company acquired a film library consisting of 59 live-action films released through September 15, 2005. Subsequently on May 5, 2006 the Company sold the live-action film library for approximately $900 million. The Company used the proceeds to repay amounts outstanding, principally debt assumed as part of the DreamWorks acquisition.

Private Placement of $4.75 Billion in Senior Notes and Debentures

On April 12, 2006, the Company announced the completion of a private placement of $4.75 billion in aggregate principal amount of senior notes and debentures. The senior notes due 2011 totaling $1.5 billion bear interest at 5.75% per annum. The senior notes due 2016, also totaling $1.5 billion, bear interest at 6.25% per annum. The senior debentures due 2036 of $1.75 billion bear interest at 6.875% per annum.

Xfire, Inc.

On May 9, 2006, the Company completed its acquisition of Xfire, Inc., a leading gaming and social networking service, for cash consideration of approximately $102 million.

About Viacom

Viacom is one of the leading global entertainment content companies, with prominent and respected brands in focused demographics across virtually all media. Offering programming and content for television, motion pictures and digital platforms, Viacom’s world-class brands include MTV Networks (MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, Logo and more than 100 networks around the world), BET, Paramount Pictures, Paramount Home Entertainment, DreamWorks and Famous Music. More information about Viacom and its businesses is available at www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, including Business Outlook, which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions in cable programming markets and, in particular, for advertisements targeting demographics served by the Company’s programming services; the public acceptance of the Company’s movies, cable television and other programming; competition for advertising dollars from search and other internet and wireless-based services; the potential for further weakness in international advertising markets; the successful integration of DreamWorks and Paramount’s transition to a new distribution infrastructure in international theatrical and worldwide television markets;  changes in technology and its effect on competition in the Company’s markets; the Company’s ability to successfully launch its programming services to new distribution platforms; changes in the Federal Communications laws and regulations applicable to cable operations, including the possibility of mandatory a la carte programming; the impact of piracy on the Company’s products; the impact of increased scale in parties involved in the distribution of the Company’s products to consumers; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to the Company’s 2005 Annual Report as filed on Form 10-K on March 16, 2006. The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts

Press:	Investors:
Carole Robinson	James Bombassei
Executive Vice President, Corporate Relations	Senior Vice President, Investor Relations
(212) 846-8760	(212) 258-6377
carole.robinson@viacom.com	james.bombassei@viacom.com

Jeremy Zweig
Vice President, Corporate Relations
(212) 846-7503
jeremy.zweig@viacom.com

VIACOM INC. AND SUBSIDIARIES
HISTORICAL UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended March 31,
(in millions, except earnings per share amounts)	2006	2005

Revenues	$2,367.5	$2,106.9

Operating income	623.5	621.4

Interest expense	(105.1)	(6.2)
Interest income	18.3	0.5
Other expense, net	(7.1)	(5.6)
Earnings before income taxes	529.6	610.1

Provision for income taxes	(215.0)	(247.1)
Equity in earnings of affiliated companies, net of tax	3.9	0.7
Minority interest, net of tax	(1.3)	(1.4)
Net earnings from continuing operations	317.2	362.3

Discontinued operations loss, net of tax	—	(12.0)
Net earnings	$317.2	$350.3

Basic earnings per common share amounts:
Earnings per share, continuing operations	$0.43	$0.48
Net loss per share, discontinued operations	$—	$(0.01)
Net earnings per share	$0.43	$0.47

Diluted earnings per common share amounts:
Earnings per share, continuing operations	$0.43	$0.48
Net loss per share, discontinued operations	$—	$(0.01)
Net earnings per share	$0.43	$0.47

Weighted average number of common shares outstanding:
Basic common shares	737.8	751.6
Diluted common shares	739.0	751.6

VIACOM INC. AND SUBSIDIARIES
HISTORICAL CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Current assets	$3,766.3	$3,512.8
Property and equipment, net	1,150.6	1,179.9
Non-current inventory, including film library	4,207.9	2,973.2
Goodwill	10,576.1	10,361.4
Intangible assets	624.3	370.8
Other assets	639.1	717.5
Total Assets	$20,964.3	$19,115.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$3,955.2	$3,268.6
Financing obligations – non-current	7,728.1	5,702.1
Other non-current liabilities	2,250.9	2,357.0
Stockholders’ equity	7,030.1	7,787.9
Total Liabilities and Stockholders’ Equity	$20,964.3	$19,115.6

VIACOM INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

The following table reconciles the Company’s historical results to pro forma results for the three months ended March 31, 2005. The Company separated from CBS Corporation on December 31, 2005. For pro forma purposes, the separation of Viacom from CBS Corporation is deemed to have occurred January 1, 2005, and as such reflects adjustments to debt and related interest expense, certain overhead expenses and tax expense.

	Three Months Ended March 31, 2005

(in millions, except per share amounts)	Historical	Pro Forma Adjustments	Pro Forma
Revenues	$2,106.9	$—	$2,106.9

Operating income(1)	621.4	(18.7)	602.7
Interest expense(2)	(6.2)	(42.1)	(48.3)
Interest income	0.5	—	0.5
Other expense, net	(5.6)	—	(5.6)
Earnings before income taxes, equity in earnings of affiliated companies and minority interest	610.1	(60.8)	549.3

Provision for income taxes(3)	(247.1)	24.1	(223.0)
Equity in earnings of affiliated companies, net of tax	0.7	—	0.7
Minority interest, net of tax	(1.4)	—	(1.4)
Net earnings from continuing operations	362.3	(36.7)	325.6

Net loss from discontinued operations	(12.0)	—	(12.0)
Net earnings	350.3	(36.7)	313.6

Basic earnings per common share amounts:
Earnings per share, continuing operations	$0.48		$0.43
Net loss per share, discontinued operations	$(0.01)		$(0.01)
Net earnings per share	$0.47		$0.42

Diluted earnings per common share amounts:
Earnings per share, continuing operations	$0.48		$0.43
Net loss per share, discontinued operations	$(0.01)		$(0.01)
Net earnings per share	$0.47		$0.42
Weighted average number of common shares outstanding:(4)
Basic common shares	751.6	—	751.6
Diluted common shares	751.6	1.1	752.7

(1)             The adjustments to operating income represent changes to reflect Paramount (a reduction of selling, general and administrative of $0.8 million and increase to depreciation and amortization of $4.6 million) and Corporate (an increase of $14.9 million within selling, general and administrative) overhead costs on a basis consistent with the new structure of the Company, as if the changes had occurred at January 1, 2005. There are no adjustments to the Cable Segment.

(2)             The pro forma adjustment to interest expense is presented as if the $5.4 billion debt outstanding at December 31, 2005 had been outstanding since January 1, 2005, and is calculated based on the actual rates in effect throughout the first quarter of 2005. Amortization of deferred financing costs are presented as if they were incurred on January 1, 2005 and are amortized over the term period of the financings.

(3)             The adjustment to the provision for income taxes is calculated using blended statutory tax rates for the period presented.

(4)             Shares outstanding for the period were calculated based on shares of the Company stock created upon the separation of the Company from CBS Corporation in December 2005.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures, and operating cash flow of discontinued operations. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s liquidity, including ability to service debt, make strategic acquisitions and investments, and repurchase stock. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, which is net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s unaudited net cash flow provided by operating activities to free cash flow for the quarters ended March 31, 2006 and 2005, respectively:

	Three Months Ended March 31,
(in millions)	2006	2005
Net cash flow provided by operating activities	$394.8	$324.3
Less capital expenditures	(26.3)	(23.3)
Less operating cash flow of discontinued operations	─	14.9
Free cash flow	$368.5	$315.9

The following table presents a summary of the Company’s unaudited net cash flows for the quarters ended March 31, 2006 and 2005:

	Three Months Ended March 31,
(in millions)	2006	2005
Provided by operating activities	$394.8	$324.3
Used for investing activities	$(843.2)	$(33.8)
Provided by (used for) financing activities	$551.5	$(316.3)

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables set forth the Company’s Operating Income before Depreciation and Amortization. The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in its Income Statement: Net loss from discontinued operations, Minority interest, net of tax; Equity in earnings of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or effective tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings loss as an indicator of operating performance. OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As OIBDA excludes certain financial information compared with net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below reconciliations of OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(continued)

	Three Months Ended March 31, 2006
(in millions)	Cable Networks	Entertainment	Corporate Expenses	Elim	Total

OIBDA	$682.3	$68.2	$(45.0)	$(0.5)	$705.0
Depreciation and amortization	(61.2)	(17.1)	(3.2)	—	(81.5)
Operating income	$621.1	$51.1	$(48.2)	$(0.5)	$623.5

	Three Months Ended March 31, 2005
(in millions)	Cable Networks	Entertainment	Corporate Expenses	Elim	Total

Pro forma OIBDA	$631.7	$80.8	$(40.4)	$(3.2)	$668.9

Pro forma adjustments(1)	—	(0.8)	14.9	—	14.1
OIBDA	631.7	80.0	(25.5)	(3.2)	683.0

Depreciation and amortization	(54.2)	(5.5)	(1.9)	—	(61.6)
Operating income	$577.5	$74.5	$(27.4)	$(3.2)	$621.4

(1)          Pro forma adjustments to operating income represent changes to reflect Paramount (a reduction of selling, general and administrative of $0.8 million) and Corporate (an increase of $14.9 million within selling, general and administrative) overhead costs on a basis consistent with the new structure of the Company, as if the changes had occurred at January 1, 2005. There are no adjustments to the Cable Segment.